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                                                                      Exhibit 8b

                              AMENDED AND RESTATED
                            TRANSFER AGENCY AGREEMENT

         THIS AGREEMENT is made as of this 28th day of July, 1988 by and between MUNICIPAL FUND FOR CALIFORNIA INVESTORS, INC., a Maryland corporation (the "Fund"), and PROVIDENT FINANCIAL PROCESSING CORPORATION, a Delaware corporation ("PFPC"), which is an indirect, wholly-owned subsidiary of PNC Financial Corp.

                                  R E C I T A L

                  WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Fund entered into a transfer agency agreement made February 28, 1983 (the "Transfer Agency Agreement") by and between the Fund and PFPC for services as transfer agent, registrar and dividend disbursing agent for the Fund, which at such time offered shares in only one portfolio: the Fund's California Money Fund portfolio (the "Cal Money Portfolio"); and

                  WHEREAS, the Fund, as of the date hereof, now offers shares in two portfolios: the Cal Money Portfolio and the Fund's California Intermediate Municipal Bond portfolio (the "Cal Intermuni Portfolio") (the Cal Money Portfolio and the Cal Intermuni Portfolio collectively referred to herein as the "Portfolios" and each as a "Portfolio"); and
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                  WHEREAS, the Fund offers three separate series of Class A
Common Stock, $.001 par value per share, and three separate series of Class B Common Stock, $.001 par value per share (such shares and all shares of every class or series hereafter created by the Fund called "Shares", and such classes or series of Shares and any class or series of Shares hereafter created by the Fund herein called "Classes"); and

                  WHEREAS, the Fund desires to amend and restate in full the Transfer Agency Agreement to retain PFPC to serve as the Fund's transfer agent, registrar, and dividend disbursing agent with respect to both the Cal Money Portfolio and the Cal Intermuni Portfolio, and PFPC is willing to furnish such services;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto that the Transfer Agency Agreement is hereby amended and restated in full as follows:

                  1. Appointment. The Fund hereby appoints PFPC to serve as transfer agent, registrar and dividend disbursing agent for the Fund for the period and on the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 14 of this Agreement.

                  2. Delivery of Documents. The Fund has furnished PFPC with copies properly certified or authenticated of each of the following:


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                  (a) Resolutions of the Fund's Board of Directors authorizing the appointment of PFPC as transfer agent, registrar and dividend disbursing agent for the Fund and approving this Agreement;

                  (b) The Fund's Articles of Incorporation filed with the Department of Assessments and Taxation of the State of Maryland on September 20, 1982 and all amendments thereto (such Articles of Incorporation, as currently in effect and as they shall from time to time be amended, are herein called the "Charter");

                  (c) The Fund's By-Laws and all amendments thereto (such By-Laws, as currently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                  (d) Resolutions of the Fund's Board of Directors appointing Provident Institutional Management Corporation ("PIMC") as the Fund's investment adviser and resolutions of the Fund's Board of Directors and Shareholders approving a proposed Advisory Agreement between PIMC and the Fund (the "Advisory Agreement");

                  (e) Resolutions of the Fund's Board of Directors appointing Provident National Bank ("Provident") as the Fund's sub-investment adviser and resolutions of the Fund's Board of Directors and Shareholders approving a proposed Sub-Advisory Agreement between Provident and PIMC (the "Sub-Advisory Agreement");


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                  (f) Resolutions of the Fund's Board of Directors appointing
Shearson/American Express Inc. ("Shearson") as the Fund's distributor and approving a proposed Distribution Agreement between Shearson and the Fund (the "Distribution Agreement");

                  (g) Resolutions of the Fund's Board of Directors appointing The Boston Company Advisors, Inc. ("Boston Advisors") as the Fund's administrator and approving a proposed Administration Agreement between Boston Advisors and the Fund (the "Administration Agreement");

                  (h) The Advisory Agreement, the Sub-Advisory Agreement, the Distribution Agreement and the Administration Agreement;

                  (i) The Fund's Notification of Registration filed pursuant to
Section 8(a) of the 1940 Act on Form N-8A with the Securities and Exchange Commission ("SEC") on September 24, 1982;

                  (j) The Fund's Registration Statement on Form N-1 under the 1940 Act and the Securities Act of 1933, as amended (the "1933 Act"), as filed with the SEC on September 24, 1982 (File No. 2-79510) relating to the Shares, and all amendments thereto; and

                  (k) The Fund's most recent prospectus relating to each Portfolio of the Fund (such prospectuses, as currently in effect, and all amendments and supplements thereto are herein called the "Prospectuses", and each a "Prospectus").


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            The Fund will furnish PFPC from time to time with copies of all amendments of or supplements to the foregoing, if any.

            3.    Issuance and Redemption of Shares.

                  (a) Issuance of Shares. Upon receipt of a purchase order for the purchase of Shares and sufficient information to enable PFPC to establish a Shareholder account, and after confirmation of receipt or crediting of Federal funds for such order from the Fund's Custodian, PFPC shall issue and credit the account of the Shareholder with Shares in the manner described in the Prospectus relating to such Shares.

                  (b) Redemption of Shares. Upon receipt of a redemption order from Shearson, PFPC shall redeem the number and class of Shares indicated thereon from the redeeming Shareholder's account and receive from the Fund's Custodian and disburse to the redeeming Shareholder the redemption proceeds therefor, or arrange for direct payment of redemption proceeds to such Shareholder by the Fund's Custodian, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, PFPC, and the Fund's Custodian.

            4. Authorized Shares. The Fund's authorized capital stock consists of 2.3 Billion shares of Class A Common Stock, 300 million shares of Class A Common Stock-Special Series 1, 300 million shares of Class A Common Stock-Special Series 2, 80 million shares of Class B Common Stock, 10 million shares of Class B Common Stock-Special Series 1 and 10 million shares of


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Class B Common Stock-Special Series 2. The Fund certifies that by virtue of its
Charter and the provision of the law of the state of its corporation, Shares which are redeemed by the Fund from their holders are restored to the status of authorized and unissued Shares of the same class or series as originally authorized. The Fund may from time to time authorize the issuance of additional shares of its Common Stock, issue additional series or classes of its Common Stock, or classify and reclassify shares of such series or class and shall notify PFPC of any such authorization, issuance, classification or reclassification. PFPC shall record issues of all Shares and shall notify the Fund in case any proposed issue of Shares by the Fund shall result in an over-issue as defined by Section 8-104(2) of Article 8 of the Maryland Uniform Commercial Code. In case any issue of Shares would result in such over-issue, PFPC shall refuse to issue said Shares and shall not countersign and issue certificates for such Shares. The Fund agrees to notify PFPC promptly of any change in the number of authorized Shares and of any change in the number of Shares registered under the 1933 Act.

                  5. Dividends and Distributions. The Fund shall furnish PFPC with appropriate evidence of action taken by the Fund's Board of Directors authorizing the declaration and payment of dividends and distributions to the Fund's Shareholders. After deducting any amount required to be withheld by any applicable laws, rules and regulations, PFPC shall, as the agent for each Shareholder and in accordance with the provisions of the Fund's


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Charter and applicable Prospectus, receive from the Fund's Custodian and pay to the Shareholders such dividends and distributions in cash, or, with respect to any Shareholder who has elected in proper manner to reinvest its dividends, invest such dividends for such Shareholder in additional full and fractional Shares of the same class as the Shares upon which such dividends were declared and paid. In lieu of receiving from the Fund's Custodian and paying to the Shareholders cash dividends and distributions, PFPC may arrange for the direct payment of cash dividends and distributions to the Shareholders by the Fund's Custodian, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, PFPC, and the Fund's Custodian.

                  PFPC shall prepare and file with the Internal Revenue Service and/or other appropriate taxing authorities, and address and mail to Shareholders, such returns and information relating to dividends and distributions paid by the Fund as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service and/or other appropriate taxing authorities. On behalf of the Fund, PFPC shall pay on a timely basis to the appropriate Federal authorities any taxes by applicable Federal tax laws to be withheld by the Fund on dividends and distributions paid by the Fund.


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            6.    Communications with Shareholders.

                  (a) Communications to Shareholders. PFPC will address and mail all communications by the Fund to its Shareholders, including reports to Shareholders, dividend and distribution notices and proxy material for its meetings of Shareholders. PFPC will receive and tabulate the proxy cards for the meetings of the Fund's Shareholders.

                  (b) Correspondence. PFPC will answer such correspondence from Shareholders, securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between PFPC and the Fund.

            7.    Records. PFPC shall keep the following records:

                  (a) accounts for each Shareholder showing the following information:

                        (i) name, address and United States Tax Identification or Social Security number;

                        (ii) number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

                        (iii) historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder's account;

                        (iv) any stop or restraining order placed against a Shareholder's account;


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                        (v)   any correspondence relating to the current
maintenance of a Shareholder's account;

                        (vi)  information with respect to withholdings; and

                        (vii) any information required in order for PFPC to perform any calculations contemplated or required by this Agreement;

                  (b) subaccounts for each Shareholder requesting such services in connection with Shares held by such Shareholder for separate accounts containing the same information for each subaccount as required by subparagraph (a) above.

            The books and records pertaining to the Fund which are in the possession of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act, as amended, and other applicable securities laws and rules and regulations and shall, to the extent practicable, be maintained separately for each Portfolio of the Fund. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during PFPC's normal business hours, and such books and records shall be surrendered to the Fund promptly upon request. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or the Fund's authorized representative at the Fund's expense.

            8. Reports. PFPC shall furnish the Fund state by state registration reports, such periodic and special reports as


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the Fund may reasonably request, and such other information, including
Shareholder lists and statistical information concerning accounts, as may be agreed upon from time to time between the Fund and PFPC.

                  9. Cooperation with Accountants. PFPC shall cooperate with the Fund's independent certified public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion, including but not limited to the opinion included in the Fund's annual report on Form N-1R.

                  10. Confidentiality. PFPC agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Fund all records and other information relative to the Fund and its prior, present or potential Shareholders and relative to Shearson and its prior, present or potential customers, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where PFPC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.


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            11.   Equipment Failures. In the event of equipment failures beyond
PFPC's control, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

            12.   Right to Receive Advice.

                  (a) Advice of Fund. If PFPC shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice.

                  (b) Advice of Counsel. If PFPC shall be in doubt an to any question of law involved in any action to be taken or omitted by PFPC, it may request advice at its own cost from counsel of its own choosing (who may be counsel for PIMC, Provident National Bank, Shearson, Boston Advisors, the Fund or PFPC, at the option of PFPC).

                  (c) Conflicting Advice. In case of conflict between directions or advice received by PFPC pursuant to subparagraph (a) of this paragraph and advice received by PFPC pursuant to subparagraph (b) of this paragraph, PFPC shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

                  (d) Protection of PFPC. PFPC shall be protected in any action or inaction which it takes in reliance on any


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directions or advice received pursuant to subparagraph (a) or (b) of this paragraph which PFPC, after receipt of any such directions or advice, reasonably and in good faith believes to be consistent with such directions or advice. However, nothing in this paragraph shall be construed as imposing upon PFPC any obligation (i) to seek such directions or advice, or (ii) to act in accordance with such directions or advice when received, unless, under the terms of another provision of this Agreement, the same is a condition to PFPC's properly taking or omitting to take such action. Nothing in this subparagraph shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of its duties under this Agreement.

            13. Compliance with Governmental Rules and Regulations. The Fund assumes full responsibility for ensuring that the contents of each prospectus of the Fund complies with all applicable requirements of the 1933 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction.

            14. Compensation. As compensation for the services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC monthly fees equal to $12.00 per account and subaccount of the Fund per year, prorated in the case of accounts and accounts maintained for only a portion of a full year, plus $1.00 for each purchase or redemption transaction made by an account during the month (other than a purchase transaction made


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in connection with PFPC's reinvestigation of dividends on behalf of a
Shareholder pursuant to paragraph 5 hereof). In addition, the Fund will reimburse PFPC for its out-of-pocket expenses relating to its services hereunder, including, but not limited to, expenses of postage, telephone, TWX rental and line charges, wire transfer costs, communications forms, and checks and check processing. In addition to the other services to be rendered by PFPC under this Agreement, and other expenses to be borne by it hereunder, PFPC shall, if so instructed by duly authorized officers of the Fund, install, or cause to be installed, microcomputer systems in the offices of Fund Shareholders, and shall provide, or cause to be provided, communication networks in connection with the use of such systems by Fund Shareholders pursuant to directives given by Shearson/American Express Inc. with respect to the Computer Access Program in accordance with the Fund's Administration Agreement. In such event, the Fund shall reimburse PFPC on a monthly basis for its reasonable out-of-pocket expenses relating to such services, including, but not limited to, travel, lodging and meal expenses of its personnel who perform such services and expenses connected with the printing and production of operations manuals, provided that PFPC shall in no case be reimbursed for any expenses: (i) which exceed the Fund's then current budget for the Computer Access Program approved by its Board of Directors; or (ii) which PFPC has not reasonably determined are in the best interests of the Fund and its Shareholders.


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            15. Indemnification. The Fund agrees to indemnify and hold harmless
PFPC from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which PFPC takes or does or omits to take or do at the request or on the direction of or in reliance on the advice of the Fund, provided that PFPC shall not be indemnified against any liability to the Fund or to its Shareholders (or any expenses incident to such liability) arising out of PFPC's negligent failure to perform its duties under this Agreement.

            16. Responsibility of PFPC. PFPC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC in writing. In the performance of its duties hereunder, PFPC shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to ensure the accuracy and completeness of all services performed under this Agreement. PFPC shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement,


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PFPC shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of PFPC or reckless disregard of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, PFPC in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any advice, direction, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which PFPC reasonably believes to be genuine, or (b) delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in paragraph 11), flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

            17. Registration as Transfer Agent. PFPC represents that it has and is currently registered as a transfer agent with the SEC and has complied with the SEC's regulations for registered transfer agents. PFPC agrees that it will continue to be registered as a transfer agent with the SEC for the duration of this Agreement. Should PFPC fail to be registered with the SEC as a transfer agent at any time during this Agreement, the


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Fund may, on written notice to PFPC, immediately terminate this Agreement.

            18. Duration and Termination. This Agreement shall continue until termination by PFPC or the Fund on sixty (60) days' written notice.

            19. Notices. All notices and other communications (collectively referred to as "Notice" or "Notices" in this paragraph), hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to PFPC at PFPC's address, at P.O. Box 8950, Wilmington, Delaware 19899; (b) if to the Fund, at the address of the Fund; or
(c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. If the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given three days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately, and, if the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, not more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given two days after it is sent, or if sent by messenger, it shall be deemed to have been given on the day it is delivered, or if sent by confirming


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telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

            20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

            21. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

            22. Delegation. On thirty (30) days' prior written notice to the Fund, PFPC may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of Provident National Bank or PNC Financial Corp., provided that PFPC may delegate its duties only to a transfer agent registered and qualified under the Securities and Exchange Act of 1934 and other applicable law, and further provided the PFPC and such delegate shall promptly provide such information as the Fund may request, and respond to such question as the Fund may ask, relative to the delegation, including (without limitation) the capabilities of the delegate.

            23. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are


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included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

[SEAL]                                      MUNICIPAL FUND FOR CALIFORNIA
                                              INVESTORS, INC.


Attest:/s/ Morgan R. Jones                  By:/s/ Edward J. Roach
       ---------------------------             ---------------------------------

[SEAL]                                      PROVIDENT FINANCIAL PROCESSING
                                              CORPORATION


Attest:/s/ Signature illegible              By:/s/ Signature illegible
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